Exhibit 10.16
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Our non-employee directors receive an annual retainer of $45,000. Our lead director receives an additional retainer of $30,000. In addition, all non-employee directors who serve on one or more committees will receive the following annual committee fees:

Committee	Chair	Member
Audit	$20,000	$10,000
Compensation	15,000	7,500
Nominating and Corporate Governance	10,000	5,000

Other than the annual retainers and committee fees described above, non-employee directors are not entitled to receive any cash fees in connection with their service on our Board. Each non-employee director is granted an equity grant for a fair value of $120,000, consisting of an equal amount of stock options and RSUs, at each annual stockholders’ meeting, provided the non-employee director has served since March 1st of the year the annual meeting was held and continued to serve. The stock option grants have an exercise price equal to the fair market value of our common stock on the date of grant and vest monthly over one year from the date of grant. The RSU awards cliff vest 100%, one year from the date of grant. New non-employee directors receive an initial stock option grant for a fair value of $200,000. The initial grants have an exercise price equal to the fair market value of our common stock on the date of grant and vest 25% in one year and monthly thereafter over the next three years, provided the non-employee director continues to serve. All of the Board stock options and RSUs described in this paragraph become fully vested upon a change in control.
Prior to the beginning of each year, each non-employee director may elect to receive their annual retainer for the following year in the form of a stock option that vests monthly over one year from the beginning of the year. The option is granted at the first Board or Compensation Committee meeting of the year for a fair value equivalent to their annual retainer with an exercise price equal to the fair market value of our common stock on the date of grant. These options are not subject to vesting acceleration upon a change in control.
We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses in connection with attending Board of Directors and committee meetings.